Exhibit 10.7

3 November 2007

Mr. Reynolds C. Bish

c/o Dechert LLP

30 Rockefeller Plaza

NY NY 10112-2200

Re:	Employment with DICOM Group plc

Dear Reynolds:

DICOM Group plc (the “Company”) is pleased to extend you (hereinafter, “Employee”) the following offer of employment, on the terms set forth in this letter agreement (the “Agreement”), effective upon your acceptance by execution of a counterpart copy of this Agreement where indicated below (the “Effective Date”). As used in this Agreement, the term “Company” includes DICOM Group plc and each and any of its divisions, affiliates or subsidiaries.

1. Employment. Company hereby employs Employee, and Employee hereby accepts employment, upon the terms and conditions set forth herein.

2. Duties.

2.1 Position. Employee is employed as Director, President and Chief Executive Officer of DICOM Group plc and shall report solely and directly to Company’s Board of Directors (“Board”) and shall have the duties and responsibilities normally assigned to the Chief Executive Officer of a publicly traded company, including without limitation complete day-to-day authority over the business and affairs of the Company and its subsidiaries and such other duties and responsibilities consistent therewith, as assigned by the Board from time to time. Employee shall perform faithfully and diligently all duties assigned to Employee. Employee will be paid as an employee of the Company’s subsidiary, Kofax Image Products (“Kofax”), presently located in Irvine, California. All of the Company’s other executive officers shall report to Employee.

2.2 Best Efforts/Full-time. Employee will expend Employee’s best efforts on behalf of Company, and will abide by the decisions of the Board and will comply with all policies of the Company, to the extent such policies are provided to Employee in advance, as well as all applicable federal, state and local laws, regulations or ordinances. Employee will act in the best interest of Company at all times. Employee shall devote Employee’s full business time and efforts to the performance of Employee’s assigned duties for Company. Employee acknowledges and agrees that he Is ready, willing and able to perform the essential duties and functions of the position.

2.3 Work Location. Employee’s principal place of work shall be located at the Kofax office in Irvine, California. Employee’s duties will require normal business travel, including, but not limited to, frequent travel to the United Kingdom for Board and investor relations purposes.

3. Term.

3.1 Term. The employment relationship pursuant to this Agreement shall be on an at-will basis and may be terminated by the Company or the Employee at any time, for any reason subject to the provisions regarding termination as set forth in section 9 below.

3.2 Start Date. Employee’s employment with the Company will begin as of 3 November 2007 (the “Employment Date”).

4. Compensation.

4.1 Base Salary. As compensation for Employee’s performance of Employee’s duties hereunder, Company shall pay to Employee an annual base salary of Five Hundred Thousand Dollars ($500,000.00) (“Base Salary”), payable in accordance with the normal payroll practices of Company, less required deductions for state and federal withholding tax, social security and all other employment taxes. In the event Employee’s employment under this Agreement is terminated by either party, for any reason, Employee will earn the Base Salary pro rated to the date of termination. Employee’s Base Salary shall be subject to review by the Board on an annual basis (fiscal year) but will not be subject to decrease unless such decrease is part of an overall reduction effected for other executive officers of Company.

4.2 Bonus. Employee will be eligible to earn for each Company fiscal year (currently, July 1-June 30) an annual incentive bonus (the “Bonus”) based on a payment of Three Hundred Thousand Dollars ($300,000.00) if Employee achieves the target level of performance goals (the “Target Bonus”) established by the Remuneration Committee (“Remcom”) of the Board, with input from and after discussion with Employee, and as finally approved by the Board. The Bonus that would otherwise be payable for the 2007/2008 fiscal year, determined on the basis of the level of achievement of performance goals established by the Remcom, shall be pro rated for the period of Employee’s service during such fiscal year, but shall in no event be an amount less than One Hundred Fifty Thousand Dollars ($150,000.00). Except as provided in Sections 9.2 and 9.4, to be eligible to receive payment of any Bonus, Employee must remain an employee of the Company in good standing on the annual bonus payment date, which shall be the first business day of September following the close of the applicable fiscal year. The amount of the Target Bonus shall be subject to review by the Board on an annual basis (fiscal year) but will not be subject to decrease unless such decrease is part of an overall reduction In bonus compensation effected for other executive officers of the Company.

4.3 Equity.

(a) Long Term Incentive Plan. Employee will receive pursuant to the Company’s 2007 Long-Term Incentive Plan or any successor plan (the “LTIP”) one or more awards (each, an “LTIP Award”), each representing a conditional entitlement to receive on one or more specified subsequent dates, subject to satisfaction of such continued employment and performance requirements as may be established pursuant to the LTIP, a number of ordinary shares of the capital of the Company determined in the manner provided by the LTIP. Employee will be granted on the Employment Date an initial LTIP Award for a number of shares determined in accordance with the LTIP on the basis of 400% of the Base Salary using a price per share equal to the market value of an ordinary share of the Company determined as of the date of grant pursuant to the terms of the LTIP. Employee will be eligible, at the discretion of the Remcom, to be granted annually following the 2007/2008 fiscal year of the Company an LTIP Award for a number of shares determined in accordance with the LTIP on the basis of 200% of Employee’s then current Base Salary. Except as modified by this Agreement, the terms and conditions of each LTIP Award shall be subject to the discretion of the Remcom and the provisions of the LTIP.

(b) Stock Option. Employee will be granted on the Employment Date pursuant to the Company’s 2000 Share Option Plan (the “Option Plan”) an option to purchase 700,000 ordinary shares of the capital of the Company (the “Option”) at an option price per share equal to the market value of an ordinary share of the Company determined as of the date of grant pursuant to the terms of the Option Plan. The Option will vest and become exercisable pursuant to Section 5.1, 5.2 and/or 5.4 of the Option Plan. Except as modified by this Agreement, the terms and conditions of the Option shall be subject to the discretion of the Remcom and the provisions of the Option Plan.

4.4 Customary Fringe Benefits. Employee will be eligible for all customary and usual fringe benefits generally available to employees of Kofax, subject to the terms and conditions of the applicable benefit plan documents, including health, dental, vision and other insurance. The Company reserves the right to change or eliminate the fringe benefits on a prospective basis, at any time. In addition, Employee will accrue vacation at the rate of twenty (20) days per year in accordance with the Kofax vacation policy.

5. Business Expenses. Employee will be reimbursed for all reasonable, out-of-pocket business expenses incurred in the performance of Employee’s duties on behalf of Company. To obtain reimbursement, expenses must be submitted promptly with appropriate supporting documentation in accordance with Company’s policies. Any reimbursement Employee is entitled to receive pursuant to this Section shall (a) be paid no later than the last day of the calendar year following the calendar year in which the expense was incurred, (b) not affect any other expenses that are eligible for reimbursement in any other calendar year and (c) not be subject to liquidation or exchange for another benefit.

6. Housing/Relocation Allowance:

(a) Employee will list his primary San Diego, California personal residence for sale (the “San Diego Sale”) at a reasonable market price within thirty (30) days of his Employment Date. The Company will reimburse Employee for any reasonable and related costs associated with the costs of selling his personal residence, moving expenses (including the movement of household goods, personal effects and possible short term storage) in an amount not to exceed $100,000. All such expenses shall be reimbursed in accordance with the Company’s moving and relocation policy and submitted promptly with supporting documentation. Employee shall be entitled to receive an additional payment (a “Relocation Gross-Up Payment”) in an amount equal to any increase In Employee’s income tax attributable to any such expenses paid to or on behalf of Employee which are included in, other than to the extent actually deductible as an adjustment to, Employee’s gross income for income tax purposes (the “Taxable Relocation Reimbursement”), increased by an amount equal to any additional income taxes which are imposed on the Relocation Gross-Up Payment, such that Employee retains an amount of the Relocation Gross-Up Payment equal to the income tax attributable to the payment of the Taxable Relocation Reimbursement; provided, however, that the amount of the Relocation Gross-Up Payment shall not in any event exceed sixty percent (60%) of the amount of the Taxable Relocation Reimbursement. The Relocation Gross-Up Payment shall be paid to Executive as soon as practicable after, but in no event later than sixty (60) days following the date on which Employee remits the income tax attributable to the Taxable Relocation Reimbursement, subject to Employee’s provision of supporting documentation.

(b) Employee will relocate his primary personal residence to a location within a reasonable commuting distance of the Kofax facility at 16245 Laguna Canyon Road, Irvine, CA 92618-3603.

(c) Beginning on the Employment Date and ending on the earlier of (i) the date of the San Diego Sale, or (ii) six (6) months following the Employment Date, the Company will provide Employee with a furnished apartment of a quality and size consistent with his position and status at the Company for his exclusive use within a reasonable distance of the Kofax facility in Irvine, CA. In the event that the closing date of the San Diego Sale does not occur on or prior to the date that is six (6) months following the Employment Date, Employee will be solely responsible for the rent and associated costs of the furnished apartment described herein or Employee agrees that he will secure lodging in or near the geographic location of the Kofax facility in Irvine, CA. Employee shall be entitled to receive an additional payment (a “Living Expense Gross-Up Payment”) in an amount equal to any increase in Employee’s income tax attributable to the benefit resulting from the provision of the furnished apartment which is included in, other than to the extent actually deductible as an adjustment to, Employee’s gross income for income tax purposes (the “Taxable Living Expense Benefit”), increased by an amount equal to any additional income taxes which are imposed on the Living Expense Gross-Up Payment, such that Employee retains an amount of the Living Expense Gross-Up Payment equal to the income tax attributable to the payment of the Taxable Living Expense Benefit; provided, however, that the amount of the Living Expense Gross-Up Payment shall not in any event exceed sixty percent (60%) of the amount of the Taxable Living Expense Benefit. The Living Expense Gross-Up Payment shall be paid to Executive as soon as practicable after, but in no event later than sixty (60) days following the date on which Employee remits the income tax attributable to the Taxable Living Expense Benefit, subject to Employee’s provision of supporting documentation.

(d) The Company will also reimburse Employee for the cost of a roundtrip from the Irvine, CA area to San Diego, CA once every five (5) days until the earlier of (i) the closing date of the San Diego Sale, or (ii) six (6) months following the Employment Date.

(e) Any reimbursement Employee is entitled to receive pursuant to this Section shall be paid no later than the last day of the calendar year following the calendar year in which the expense was incurred. Any reimbursement or in-kind benefit Employee is entitled to receive pursuant to this Section shall (i) not affect any other expenses that are eligible for reimbursement or in-kind benefits to be provided in any other calendar year and (ii) not be subject to liquidation or exchange for another benefit.

7. Outside Boards. Employee may continue to remain a member of the board of directors of l-many and Iomega. During his employment with the Company, Employee may not serve as a board member of any other organization with out the express written permission of the Board.

8. Legal and Tax Advisory Fees. The Company will reimburse Employee for actual and reasonable legal and tax advisory fees incurred in connection with the review and execution of this Agreement. Such reimbursement shall not exceed $15,000. Any reimbursement Employee is entitled to receive pursuant to this Section shall (i) be paid no later than the last day of the calendar year following the calendar year in which the expense was incurred, (ii) not affect any other expenses that are eligible for reimbursement in any other calendar year, and (iii) not be subject to liquidation or exchange for another benefit.

9. Termination of Employee’s Employment.

9.1 Termination for Cause by Company. Although Company anticipates a mutually rewarding employment relationship with Employee, Company may terminate Employee’s employment immediately at any time for Cause. For purposes of this Agreement, Cause shall mean (1) the Employee’s theft, dishonesty, willful misconduct, breach of fiduciary duty for personal profit, or falsification of any Company documents or records; (2) the Employee’s material failure to abide by the Company’s policies (including, without limitation, policies relating to confidentiality and reasonable workplace conduct) after written notice from the Company of such failure; (3) the Employee’s unauthorized use, misappropriation, destruction or diversion of any material tangible or intangible asset or corporate opportunity of the Company (including, without limitation, the Employee’s improper use or disclosure of the Company’s confidential or proprietary information); (4) misconduct by the Employee which has a material detrimental effect on the Company’s reputation or business; (5) the Employee’s repeated failure or inability (other than due to injury or illness) to perform any reasonable assigned duties after written notice from the Company of, and a reasonable opportunity to cure, such failure or Inability; or (6) the Employee’s conviction (including any plea of guilty or nolo contendere) of any criminal act involving fraud, dishonesty, misappropriation or moral turpitude and which impairs the Employee’s ability to perform his duties with the Company. In the event Employee’s employment is terminated in accordance with this subsection 9.1, Employee shall be entitled to receive only the Base Salary then in effect, pro rated to the date of termination. Employee will also be permitted to retain all rights to fringe benefits that had vested as of the date of his termination. Employee’s rights with respect to LTIP Awards and the Option upon termination of employment pursuant to this subsection 9.1 will be determined in accordance with the LTIP or the Option Plan, as applicable, All other Company obligations to Employee pursuant to this Agreement will become automatically terminated and completely extinguished. Employee will not be entitled to receive the Severance described in subsection 9.2 below.

9.2 Termination Without Cause by Company or Resignation for Good Reason/Severance. Company may terminate Employee’s employment under this Agreement without Cause at any time on thirty (30) days’ advance written notice or Employee may terminate his employment for Good Reason (as defined below).

(a) Subject to Section 9.5 and provided that Section 9.4 does not apply to such termination, in the event that Company terminates Employee’s employment without Cause or Employee terminates his employment for Good Reason, Employee shall be entitled to receive from the Company:

(i) the Base Salary then In effect, pro rated to the date of termination; and

(ii) provided that the full general release of claims substantially in the form attached hereto as Exhibit A (the “Release”) has become binding and effective in accordance with the terms of the Release on or before forty-fifth (45th) day following the date of Employee’s termination of employment:

a) an amount (the “Severance Payment”) equal to twelve (12) months of Employee’s Base Salary then in effect on the date of termination, less applicable withholding, payable in a single lump sum payment on the Company’s first normal payroll date occurring after the forty-fifth (45th) day following the date of Employee’s termination of employment;

b) an amount (the “Prior Year Bonus Payment”) equal to the Bonus for the Company’s fiscal year ending on or prior to the date of Employee’s termination of employment, to the extent such Bonus has been earned, as determined by the Remcom, based upon the achievement of the applicable performance goals and remains unpaid as of such employment termination date, shall be paid in a single lump sum payment on the later of (1) the date on which bonuses for the applicable fiscal year are paid to the other executives of the Company or (2) the forty-fifth (45th) day following the date of Employee’s termination of employment; and

c) in the event Employee makes a timely election to obtain continued group health insurance (COBRA) under the Company’s applicable group health plan, the Company will pay Employee’s COBRA premiums for a period of twelve (12) months or until Employee is eligible to receive health insurance benefits under another group health plan, whichever occurs first (the “COBRA Payment”). Thereafter, Employee will be solely responsible for his COBRA premiums, if applicable.

Upon termination of employment pursuant to this subsection 9.2, (i) that portion of the Option which has vested and become exercisable prior to the date of termination of employment shall be exercisable in accordance with the terms of the Option Plan and that portion of the Option which has not vested and become exercisable prior to the date of termination of employment shall terminate and cease to be exercisable on the employment termination date, and (ii) each outstanding LTIP Award then held by Employee shall vest and the shares subject to each such award shall be released in accordance with the terms of the LTIP in an amount determined by (x) the extent to which the performance requirements applicable to such award have been satisfied, as determined by the Remcom, prior to the date of termination of employment, and (y) the proportion which the number of days elapsed from the date of grant of the award to the date of termination of employment bears to the original “Holding Period” of such award determined at the time of grant of the award by the Remcom in accordance with the terms of the LTIP. All other Company obligations to Employee pursuant to this Agreement will become automatically terminated and completely extinguished.

(b) For purposes of this Agreement, the term “Good Reason” shall mean the first to occur of any of the following conditions without Employee’s written consent, provided that Employee has notified the Board in writing of such condition within six (6) months following its first occurrence and the Company has failed to remedy such condition within thirty (30) days following the date of such notice:

(i) A material diminution in Employee’s Base Salary or Target Bonus then in effect; or

(ii) A material diminution in Employee’s authority, duties, or responsibilities, including without limitation, a requirement that Employee report to a corporate officer rather than directly to the Board of Directors of the Company or its successor; or

(iii) A relocation of Employee’s principal place of employment to a location that increases Employee’s one-way commute distance by more than thirty (30) miles; or

(iv) Any other action or inaction by the Company that constitutes a material breach of this Agreement.

In addition to the foregoing, to constitute a resignation for Good Reason, Employee’s resignation must be effective no later than nine (9) months following the initial occurrence of the condition constituting Good Reason.

(c) The Severance Payment, Prior Year Bonus Payment and COBRA Payment described in subsection 9.2(a), and the Severance Payment, Prior Year Bonus Payment, Bonus Severance Payment, COBRA Payment and accelerated LTIP Award and Option vesting described in subsection 9.4(a) (hereafter, Individually or collectively referred to in total as “Severance”) shall be forfeited immediately if Employee fails to comply with the surviving provisions of Sections 11, 12 and 14 of this Agreement.

9.3 Voluntary Resignation by Employee; Death or Disability. Employee may voluntarily resign Employee’s position with Company, at any time on thirty (30) days’ advance written notice. Company may waive all or part of this notice. In the event of Employee’s voluntary resignation or in the event Employee’s employment with Company terminates as a result of Employee’s death or “disability” (as defined below), Employee will be entitled to receive only the Base Salary for such thirty-day notice period or, in the case of termination of employment due death or disability, the Base Salary pro rated to the date of termination. Employee’s rights with respect to LTIP Awards and the Option upon termination of employment pursuant to this subsection 9.3 will be determined in accordance with the LTIP or the Option Plan, as applicable. All other Company obligations to Employee pursuant to this Agreement will become automatically terminated and completely extinguished. Upon a termination of employment described in this Section, Employee will not be entitled to receive the Severance described in Section 9.2 above. For the purposes of this Section 9.3, the term “disability” shall mean the Employee’s failure to perform the essential functions of Employee’s position, with or without reasonable accommodation, due to a mental or physical disability, which failure has continued for a period of not less than ninety (90) days.

9.4 Termination Upon a Change of Control.

(a) Vesting; Severance Payment. Subject to Section 9.5, in the event that Company or its successor terminates Employee’s employment without Cause upon or within twelve (12) months after a Change of Control (as defined below) or Employee terminates his employment for Good Reason upon or within twelve (12) months after a Change of Control, Employee shall be entitled to receive from the Company:

(i) the Base Salary then in effect, pro rated to the date of termination; and

(ii) provided that the Release has become binding and effective in accordance with the terms of the Release on or before forty-fifth (45th) day following the date of Employee’s termination of employment:

a) the Severance Payment described in subsection 9.2(a) and payable as described therein;

b) the Prior Year Bonus payment described in subsection 9.2(a) and payable as described therein;

c) an amount equal to the Target Bonus then in effect (the “Bonus Severance Payment”), which amount shall be added to the Severance Payment described in subsection 9.2(a) and paid on the same date as such Severance Payment;

d) the COBRA Payment described in Section 9.2(a); and

e) upon such termination of employment pursuant to this subsection 9.4(a), (i) the Option shall be Immediately vested and exercisable in full, (ii) fifty percent (50%) of the then unvested and previously unreleased shares subject to the outstanding LTIP Awards held by Employee with respect to which eighteen (18) months or less has elapsed from their respective dates of grant to the date of Employee’s termination of employment shall become vested shares and shall be released in accordance with the terms of the LTIP, and (iii) one hundred percent (100%) of the then unvested and previously unreleased shares subject to the outstanding LTIP Awards held by Employee with respect to which more than eighteen (18) months has elapsed from their respective dates of grant to the date of Employee’s termination of employment shall become vested shares and shall be released in accordance with the terms of the LTIP.

All other Company obligations to Employee pursuant to this Agreement will become automatically terminated and completely extinguished.

(b) Special Reimbursement Payment. In the event that any payment or benefit received or to be received by Employee pursuant to this Agreement or otherwise, determined prior to the payment of the Special Reimbursement (collectively, the “Payments”), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or any similar or successor provision (the “Basic Excise Tax”), the Company shall pay to Employee as soon as practicable after, but in no event later than sixty (60) days after, the date Employee remits the Basic Excise Tax (or the date the Basic Excise Tax is withheld on Employee’s behalf) an amount (the “Special Reimbursement”) equal to the Basic Excise Tax and any additional excise tax and other taxes imposed on Employee as a result of the Company’s payment to Employee of the Special Reimbursement, such that the net amount retained by Employee from the Payments and the Special Reimbursement, after deduction of (1) the Basic Excise Tax and (2) any federal, state or local income, employment and/or excise tax upon the Special Reimbursement shall be equal to the Payments; provided, however, that in no event shall the amount of the Special Reimbursement exceed whichever of the following is applicable (the “Applicable Cap”):

(i) if the price or other consideration per share paid to or received by the holders of the ordinary shares of the capital of the Company in connection with a “change in control” (as such term is defined under section 280G of the Code) or the Asset Price, as applicable (the “Change of Control Price”) is at least equal to, but less than 200% of, the closing price (in Pounds Sterling) of a Company ordinary share as reported on the London Stock Exchange on the Employment Date (the “Employment Date Price”), then the Applicable Cap shall be Four Million Dollars ($4,000,000);

(ii) if the Change of Control Price is at least equal to 200% of the Employment Date Price, but less than 300% of the Employment Date Price, then the Applicable Cap shall be Five Million Dollars ($5,000,000);

(iii) if the Change of Control Price is at least equal to 300% of the Employment Date Price, but less than 400% of the Employment Date Price, then the Applicable Cap shall be Six Million Dollars ($6,000,000); and

(iv) if the Change of Control Price is equal to or greater than 400% of the Employment Date Price, then the Applicable Cap shall be Seven Million Five Hundred Thousand Dollars ($7,500,000)

(c) Change of Control. For the purposes of this Agreement, the term “Change of Control” means the occurrence of any of the events described in Rule 7.1, Rule 7.2 or Rule 7.3 of the Dicom Group plc 2007 Long-Term Incentive Plan Inspection Copy Rules, as adopted by the Company in 2007.

(d) Asset Price. For the purposes of this Agreement, the term “Asset Price” means the greater of: the amount received by the Company in connection with an asset sale (as appropriately adjusted for any partial sale) determined on a per share basis or the closing price (in Pounds Sterling) of a Company ordinary share as reported on the London Stock Exchange on the day prior to the “change in control” (as such term is defined under section 280G of the Code).

9.5 Compliance with Section 409A of the Code.

(a) The parties agree that for purposes of Section 409A of the Code, any right of Employee to receive installment payments of the Severance Payment, the Prior Bonus Payment, the Bonus Severance Payment and the Special Reimbursement shall be treated as a right to a series of separate payments.

(b) Notwithstanding anything set forth herein to the contrary, no amount payable pursuant to this Agreement which constitutes a “deferral of compensation” within the meaning of the Treasury Regulations issued pursuant to Section 409A of the Code (the “Section 409A Regulations”) shall be paid unless and until Employee has incurred a “separation from service” within the meaning of the Section 409A Regulations. Furthermore, to the extent that Employee is a “specified employee” within the meaning of the Section 409A Regulations as of the date of Employee’s separation from service, no amount that constitutes a deferral of compensation shall be paid to Employee before the date (the “Delayed Payment Date”) which is first day of the seventh month after the date of Employee’s separation from service or, if earlier, the date of Employee’s death following such separation from service. All such amounts that would, but for this subsection 9.5(a), become payable prior to the Delayed Payment Date will be accumulated and paid on the Delayed Payment Date.

(c) Company intends that income provided to Employee pursuant to this Agreement will not be subject to taxation under Section 409A of the Code. The provisions of this Agreement shall be interpreted and construed in favor of satisfying any applicable requirements of Section 409A of the Code and the Section 409A Regulations. However, Company does not guarantee any particular tax effect for income provided to Employee pursuant to this Agreement. In any event, except for Company’s responsibility to withhold applicable income and employment taxes from compensation paid or provided to Employee, the Company shall not be responsible for the payment of any applicable taxes on compensation paid or provided to Employee pursuant to this Agreement.

(d) The LTIP and the Option Plan, as applicable to awards thereunder granted to Employee, and such awards granted to Employee, will, to the extent not exempt from the requirements of Section 409A of the Code, comply with the documentary requirements of Section 409A of the Code by the documentary compliance effective date of such section and operationally comply at all times from and after the date of grant of such awards.

10. No Conflict of Interest. During the term of Employee’s employment with Company, Employee must not engage in any work, paid or unpaid, that creates an actual conflict of interest with Company. Such work shall include, but is not limited to, directly or indirectly competing with Company in any way, or acting as an officer, director, employee, consultant, over 5% stockholder, volunteer, lender, or agent of any business enterprise of which is in direct competition with the business in which Company is now engaged or in which Company becomes engaged during the term of Employee’s employment with Company, as may be determined by the Board in its sole discretion. If the Board believes such a conflict exists during the term of this Agreement, the Board may ask Employee to choose to discontinue the other work or voluntarily resign employment with Company if Employee chooses not to discontinue the other work. A voluntarily resignation from employment pursuant to this Section shall be considered a voluntary resignation subject to Section 9.3 of this Agreement.

11. Confidentiality and Proprietary Rights. As a condition of employment, Employee agrees to negotiate, execute and abide by the terms of a reasonable, customary and typical proprietary rights, confidentiality and non-disclosure agreement, In accordance with applicable law.

12. Nonsolicitation. Employee understands and agrees that Company’s employees and any information regarding Company employees are confidential and constitute trade secrets of the Company. Employee agrees that during the term of this Agreement and for a period of one (1) year after the termination of employment with the Company, Employee will not, separately or in conjunction with others, encourage or cause others to solicit or personally encourage any employees of the Company to terminate or alter their relationships with the Company.

13. Injunctive Relief. Employee acknowledges that Employee’s breach of the covenants contained in Sections 10-12 (collectively “Covenants”) would cause irreparable injury to Company and agrees that in the event of any such breach, Company shall be entitled to seek temporary, preliminary and permanent injunctive relief without the necessity of proving actual damages or posting any bond or other security.

14. Agreement to Arbitrate. In the event of any dispute or claim relating to or arising out of Employee’s employment relationship with the Company, this Agreement, or the termination of Employee’s employment with the Company for any reason (including, but not limited to, any claims of breach of contract, defamation, wrongful termination or age, sex, sexual orientation, race, color, national origin, ancestry, marital status, religious creed, physical or mental disability or medical condition or other discrimination, retaliation or harassment), Employee and the Company agree that all such disputes shall be fully resolved by confidential, binding arbitration conducted by a single arbitrator through the American Arbitration Association (“AAA”) under the AAA’s National Rules for the Resolution of Employment Disputes then in effect, which are available online at the AAA’s website at www.adr.org. Claims for breach of the Company’s Employee Proprietary Rights and Assignment Agreement/Non-Disclosure Agreement and Company’s right to obtain injunctive relief pursuant to Section 13, above, are excluded.

15. General Provisions.

15.1 Successors and Assigns. The rights and obligations of Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Company. Employee shall not be entitled to assign any of Employee’s rights or obligations under this Agreement.

15.2 Waiver. Either party’s failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Agreement.

15.3 Attorneys’ Fees. Each side will bear its own attorneys’ fees in any dispute unless a statutory section at issue, if any, authorizes the award of attorneys’ fees to the prevailing party; provided however, that the Company will reimburse Employee to the extent that Employee substantially prevails on a disputed issue, for attorneys’ fees allocable to such disputed issue(s) on which Employee substantially prevails. For the purposes of this Section, the amount of attorneys’ fees allocable to such disputed issue(s) on which Employee substantially prevails shall be deemed to be equal to the product of (a) the attorneys’ fees actually incurred by Employee with respect to all disputed issues in the matter and (b) the ratio of (i) the monetary value awarded to Employee with respect to the such disputed issue(s) on which Employee substantially prevails to (ii) the monetary value claimed by Employee with respect to all disputed issues in the matter. Employee shall provide the Company with documentation adequate to substantiate the amount of attorneys’ fees actually incurred by Employee in the matter. Such reimbursement shall be paid as soon as practicable after Employee becomes entitled to a right to reimbursement; provided that such reimbursement shall in no event be paid later than the end of the calendar year following the calendar year in which occurs the later of Employee’s payment of the attorneys’ fees or Employee becomes entitled to a right to reimbursement under this Section.

15.4 Severability. In the event any provision of this Agreement is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

15.5 Interpretation; Construction. The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing Company, but Employee has participated in the negotiation of its terms. Furthermore, Employee acknowledges that Employee has had an opportunity to review and revise the Agreement and have it reviewed by legal counsel and therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

15.6 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the United States and the State of California. Each party consents to the jurisdiction and venue of the state or federal courts in Orange County, California, if applicable, in any action, suit, or proceeding arising out of or relating to this Agreement.

15.7 Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (a) by personal delivery when delivered personally; (b) by overnight courier upon written verification of receipt; (c) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to the addresses set forth below, or such other address as either party may specify in writing.

15.8 Survival. Sections 10 (“No Conflict of Interest”), 11 (“Confidentiality and Proprietary Rights”), 12 (“Nonsolicitation”), 13 (“Injunctive Relief”), 14 (“Agreement to Arbitrate”), 15 (“General Provisions”) and 16 (“Entire Agreement”) of this Agreement shall survive Employee’s employment by Company.

16. Entire Agreement. This Agreement, including the Company Employee Proprietary Rights Assignment Agreement/Non-Disclosure Agreement incorporated herein by reference, and the LTIP and the Option Plan and certificates or agreements related such plans, constitute the entire agreement between the parties relating to this subject matter and supersede all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral. This Agreement may be amended or modified only with the written consent of Employee and the Board. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

17. Authority. The individual signing this Agreement on behalf of the Company has the authority to bind the Company to the terms of this Agreement and both parties will be considered bound to the terms of this Agreement upon their signatures thereto below.

Reynolds, we are excited and pleased to have you join DICOM Group plc.

Sincerely,

/s/ Greg H. Lock
Greg H. Lock, Chairman of the Board, DICOM Group plc

/s/ Stefan Gaiser
Stefan Gaiser, Finance Director and Company Secretary, DICOM Group plc

Date:	3/11/2007

Acknowledged, Accepted and Agreed:

/s/ Reynolds C. Bish
Reynolds C. Bish

Date:	11/3/07

DICOM Group plc

1 Cedarwood, Chineham Business Park

Basingstoke Hampshire RG24 8WD England

Registered in England no. 3119779

EXHIBIT A

General Release of Claims

IN CONSIDERATION OF good and valuable consideration, the receipt of which is hereby acknowledged, and in consideration of the terms and conditions contained in the Employment Letter Agreement, dated as of November 3, 2007, (the “Agreement”) by and between Reynolds C. Bish (the “Executive”) and DICOM Group plc (the “Company”) and as a result of Executive’s termination of employment as of [Date] (“Termination Date”), the Executive on behalf of himself and his heirs, executors, administrators, and assigns, releases and discharges the Company and its past present and future subsidiaries, divisions, affiliates and parents, and their respective current and former officers, directors, employees, agents, and/or owners, and their respective successors, and assigns and any other person or entity claimed to be jointly or severally liable with the Company or any of the aforementioned persons or entities (the “Released Parties”) from any and all manner of actions and causes of action, suits, debts, dues, accounts, bonds, covenants, contracts, agreements, judgments, charges, claims, and demands whatsoever (“Losses”) which the Executive and his heirs, executors, administrators, and assigns have, had, or may hereafter have, against the Released Parties or any of them arising out of or by reason of any cause, matter, or thing whatsoever from the beginning of the world to the date hereof, including without limitation, any and all matters relating to the Executive’s employment by the Company and the cessation thereof, and any and all matters arising under any federal, state, or local statute, rule, or regulation, or principle of contract law or common law, including but not limited to, the Family and Medical Leave Act of 1993, as amended, 29 U.S.C. §§ 2601 et seq., Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §§ 2000 et seq., the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. §§ 621 et seq. (the “ADEA”), the Americans with Disabilities Act of 1990, as amended, 42 U.S.C. §§ 12101 et seq., the Worker Adjustment and Retraining Notification Act of 1988, as amended, 29 U.S.C. §§2101 et seq., the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. §§ 1001 et seq. and any other equivalent or similar federal, state, or local statute; provided, however, that the Executive does not release or discharge the Released Parties from (a) any of the Company’s obligations to him under the Agreement, (b) any vested benefit the Executive may be due under a tax qualified plan sponsored or maintained or sponsored by the Company and/or its subsidiaries; (c) any vested award made under and subject to the terms and conditions of Company’s 2007 Long-Term Incentive Plan (the “LTIP”) and/or any agreement thereunder; (d) any grant of an option that is vested and made under and subject to the terms and conditions of the Company’s 2000 Share Option Plan and/or any agreement thereunder; (e) any right to indemnity under any directors’ and officers’ liability policy maintained by the Company and/or its subsidiaries; and/or (f) Losses arising under the ADEA which arise after the date on which the Executive executes this general release [and (g) SPECIFICALLY ENUMERATE ANY OTHER COMPENSATION, BENEFITS OR ENTITLEMENTS TO WHICH EXECUTIVE IS ENTITLED AT THE TIME OF TERMINATION]. It is understood that nothing in this general release is to be construed as an admission on behalf of the Released Parties of any wrongdoing with respect to the Executive, any such wrongdoing being expressly denied.

Executive acknowledges that he has read section 1542 of the Civil Code of the State of California, which states in full:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

Executive waives any right which he has or may have under section 1542 to the full extent that he may lawfully waive such rights pertaining to this general release of claims.

On or before the Termination Date, Executive will return to the Company, in good working condition, all Company property and equipment that is in Executive’s possession or control, including, but not limited to, any files, records, computers, computer equipment, cell phones, credit cards, keys, programs, manuals, business plans, financial records, and all documents (and any copies thereof) that Executive prepared or received in the course of his employment with the Company.

The Executive represents and warrants that he fully understands the terms of this General Release, that he has been encouraged to seek, and has sought, the benefit of advice of legal counsel, and that he knowingly and voluntarily, of his own free will, without any duress, being fully informed, and after due deliberation, accepts its terms and signs below as his own free act. Except as otherwise provided herein, the Executive understands that as a result of executing this General Release, he will not have the right to assert that the Company or any other of the Released Parties unlawfully terminated his employment or violated any of his rights in connection with his employment or otherwise.

The Executive further represents and warrants that he has not filed, and will not initiate, or cause to be initiated on his behalf any complaint, charge, claim, or proceeding against any of the Released Parties before any federal, state, or local agency, court, or other body relating to any claims barred or released in this General Release thereof, and will not voluntarily participate in such a proceeding. However, nothing in this General Release shall preclude or prevent the Executive from filing a claim, which challenges the validity of this General Release solely with respect to the Executive’s waiver of any Losses arising under the ADEA. The Executive shall not accept any relief obtained on his behalf by any government agency, private party, class, or otherwise with respect to any claims covered by this General Release.

The Executive may take twenty-one (21) days to consider whether to execute this General Release. Upon the Executive’s execution of this general release, the Executive will have seven (7) days after such execution in which he may revoke such execution. In the event of revocation, the Executive must present written notice of such revocation to the office of the Company. If seven (7) days pass without receipt of such notice of revocation, this General Release shall become binding and effective on the eighth (8th) day after the execution hereof (the “Effective Date”).

INTENDING TO BE LEGALLY BOUND, I hereby set my hand below:

Reynolds C. Bish

Dated:

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